Exhibit 99.2

                       Summary of Burke Compensation Terms

Term Employment at will. Employment may be terminated by Mr. Burke or Albany International Corp. ("the Company") at any time.

Salary Initial base salary at the rate of $400,000 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily adjusted in April of each year.

Annual
Incentive         Mr. Burke will be eligible for an incentive bonus for 2009.
                  Mr. Burke's 2009 target bonus will be equal to 55% of his actual 2009 base compensation, pro-rated for the period during 2009 during which he is actually employed. The Compensation
                  Committee of the Company's Board of Directors has determined that 2009 executive bonuses (to be determined and paid during early 2010) will be based on Company performance with respect to adjusted consolidated EBITDA, accounts receivable and inventories as a percentage of net sales, and accounts payable as a percentage of total costs. The Committee has also determined that the incentive bonuses will be paid half in cash, and half in share of the Company's Class A Common Stock
                  ("Shares"). The Committee retains the right to exercise its discretion, after the end of 2009, as in prior years, to determine to what extent the incentive bonuses of Mr. Burke and the other executive officers are earned, and reserves the right to take individual performance factors into account, and to employ subjective and objective criteria. Mr. Burke will be eligible thereafter to participate in any annual executive incentive bonus program, as the same may be amended, modified or terminated by the Company, in accordance with its terms.

Restricted
Stock Units       Mr. Burke will receive a grant of 36,000 restricted stock
                  units ("RSUs") upon the commencement of his employment. Such award is granted pursuant to the Company's 2003 Restricted
                  Stock Unit Plan. Pursuant to the terms of the award, the award will vest (and be immediately paid in cash) as to 25% of the units awarded in March 2012, September 2012, March 2013 and
                  September 2013. In addition to this initial award of


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                  RSUs, the Company has also agreed to award Mr. Burke an
                  additional 12,000 RSUs during November 2009. 3,000 RSUs from this award would vest and be payable on March 1, 2010; 6,000 on March 1, 2011; and the final 3,000 on March 1, 2012.

                  In the event of termination of employment upon death, disability or involuntary termination, one-half of all unvested and unpaid RSUs under either grant would automatically vest and be paid. These awards will otherwise be subject to the terms of the Restricted Stock Unit Plan pursuant to which they are awarded (a copy of which has been filed with the SEC), as well as the terms of the award agreements. Payment upon vesting is determined by the average closing price of the Company's Class A Common Stock during a specified period prior to vesting. Based upon the closing stock price of $10.89 on June 25, the initial RSU grant would have an aggregate value of $392,040.00 and an annual value of $196,020.00 in each of 2012 and 2013. A copy of Mr. Burke's initial RSU award agreement is being filed as an exhibit to the current report on Form 8-K with which this summary is being filed. (In the event of any inconsistency between this Summary and the Plan or Form or Award, the Plan and Form of Award shall govern.)

                  In future, Mr. Burke is expected to be eligible to receive grants of performance-based RSUs under the Company's 2005 Incentive Plan. Mr. Burke's initial award is expected to be made in early 2010 at a target amount of 12,000 Shares. Subject to the plan's terms and conditions, if the award is made on the same terms as those made to senior executives during 2009, Mr. Burke would receive an amount of shares equal to from 0% to 200% of the target amount, based upon the extent to which the Company attained certain levels of performance measurement metrics chosen for that year. Success in achieving the goals would be determined in February of the following year by the Compensation Committee, and the number of Shares earned would be paid out as follows: (1) 25% early in the first year following the performance year, in cash, (2) 50% in the following year, half in cash and half in Shares, and (3) the remaining 25% in third year after the performance year, half in cash and half in Shares.

Benefits Mr. Burke will be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, vacation, 401(k), health-care, vision, life insurance and disability; in each case, as the same may exist from time to time.


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Severance         Mr. Burke has entered into a Severance Agreement with the
                  Company, which agreement provides that in the event that his employment is terminated by the Company at any time before December 31, 2012 for any reason other than Cause (as defined in the agreement), Mr. Burke shall be entitled to receive his gross monthly base salary in effect at the time of termination, less applicable withholdings and deductions, for a period of 18 months. A copy of the agreement is being filed as an exhibit to the current report on Form 8-K with which this summary is being filed.